Exhibit 6.86

Home Sale Information Sheet

New Home Info — Build Job? No

Neighborhood: Cypress Glen
Lot #: 81
Plan: Julie A2
Address: 211 Doolittle Drive, Chapin, SC 29036

Customer Contact Info

Homeowner: Arrived Holdings Inc. / Assignees
[redacted]
Phone (Cell):
Email:

Closing Info

Date: [redacted]
Attorney:

Selling Agent must sign [redacted]

Buyer Agent Info

Office: [redacted]
Office Address:
Agent:
Cell:
Email:
Commission:
Is this a RELO?
RELO Percentage:

Mortgage Info

Institution:
Agent:
Phone:
Email:
Type/Plans:

Contract Info

Sales Price: $288,263
Earnest Money Deposit: $3000 Held by attorney above

Listing Agent Info

Contract Date: May 21, 2021
Office: [redacted]
Office Address:

Agent:
Cell:
Email:

After Receipt of Ratified Contract (usually 1-2 business days) please call:
For Home Orientation Date: Please contact closings@greatsouthernhomes.com
* THIS INFORMATION SHEET IS NOT A LEGAL DOCUMENT *
* THIS PAGE FOR INTERNAL USE ONLY *

COLOR CHANGES:

Old Selection:	New Selection:
Old Selection:	New Selection:
Old Selection:	New Selection:
Old Selection:	New Selection:
Old Selection:	New Selection:

ALL DISPUTES CONCERNING THIS AGREEMENT, THE BUILDER'S WRITTEN LIMITED WARRANTY AND ALL CLAIMS RELATING TO THE CONSTRUCTION AND PURCHASE OF THE SUBJECT HOME OR DISPUTES OF ANY OTHER KIND BETWEEN THE BUILDER AND PURCHASER(S) MUST FIRST BE MEDIATED, AND IF NOT RESOLVED, THEN THERE SHALL BE A FINAL AND BINDING ARBITRATION PURSUANT TO S.C. CODE ANN. 15-48-10, *ET. SEQ.*

CONTRACT OR AGREEMENT FOR SALE AND PURCHASE

This Contract for Sale ("Agreement" and/or "Contract") is made and entered into this 21st day of May (month), 2021 (year) between GREAT SOUTHERN HOMES, INC., a South Carolina corporation (hereinafter referred to as "Seller" and/or "Builder") and Arrived Holdings Inc. / Assignees (Purchaser(s)), hereinafter referred to as "Purchaser", whether one or more. Purchaser's telephone numbers (Mobile) [redacted] (Email) [redacted].

PROPERTY: Builder agrees to sell and Purchaser agrees to buy, on the terms and conditions contained herein, that certain tract of land, together with the dwelling and improvements constructed or to be constructed thereon, hereinafter referred to as the "property", situated in Lexington County, and described as Lot 81 in the Cypress Glen Subdivision, also known as 211 Doolittle Drive, Chapin, SC 29036 (Property Address or Property). Title to be vested at the time of Closing by deed in the name of: Arrived Holdings LLC / Assignees

STRUCTURES:

(X) SPEC MODEL Purchaser unconditionally agrees that the condition of the property and the stage of construction of the dwelling at the time of the execution of this Contract including but not limited to building materials, specific colors, all field changes to the architectural designs shall be binding and shall be what Purchaser will be purchasing except for the items, if any, included within the other provisions set forth below. Purchaser has conducted a site visit, is purchasing the property based upon this site visit and is not relying upon any model home, similarly constructed home in the subdivision or at any other location or building plans and specifications, MLS/internet pictures or listing information, or any other sales collateral information. **Where Builder is unable to obtain exact specified materials through Builder's usual supply sources** [redacted] **reserves the right to substitute materials of similar pattern, design, and quality or as otherwise necessary.**

( ) BUILDING JOB. The structures shall be constructed on the property in substantial conformance with those certain plans and specifications, as attached. Said plans and specifications shall supersede any models, advertising materials or other representations. **Where Builder is unable to obtain exact specified materials through Builder's usual supply sources Builder reserves the right to substitute materials of similar pattern, design, and quality or as otherwise necessary.** ______ [redacted]

5/21/2021

PRICE: **Total Sales Price $** 288,263

This offer is accompanied by an earnest money deposit of $ 3000 by Purchaser's Check #________. Purchaser and Builder authorize See above, as escrow agent, to hold and disburse the earnest money according to the terms of this agreement. **Purchaser agrees to and understands that earnest money may be deposited in an interest-bearing escrow account and that the escrow agent has the right to ownership of any interest accrued. Purchaser, through this written agreement, relinquishes ownership of the accrued interest to Escrow Agent as consideration for the expenses incurred in maintaining the account.** At the consummation of this sale, the earnest money deposit shall be credited to the Purchaser. The Parties hereto understand that, under all circumstances, including default, the escrow agent will not disburse the earnest money deposit to either party until both parties have executed an agreement authorizing the disbursement or until a court of competent jurisdiction has directed a disbursement.

FINANCING: This contract is contingent upon the Purchaser obtaining mortgage financing. Purchaser shall apply within five (5) business days for a mortgage loan through a financial institution (Bank). Purchaser will be responsible for closing costs, attorney fees, and deed stamps. If Purchaser does not obtain loan approval and furnish Builder with a copy of a loan commitment **within ten (10) days** of the effective date of this Contract or such later date as the Seller, in its sole discretion may designate, then, this Contract may be terminated at Builder's discretion and any earnest money shall be returned to the Purchaser. Seller, at its sole option, may extend the time for loan approval and closing for such period or periods as Builder in its sole discretion elects in order to allow the Purchaser to obtain financing. Purchaser consents to any such extension and agrees to be fully bound by this Contract during any such extension(s). Builder may also, at its option, require Purchaser to consult with one or more mortgage lender(s) or broker(s) of Builder's choosing during this extension period. If Purchaser obtains loan approval and refuses to close or fails to apply for said loan, then, Purchaser shall be deemed to be

in default entitling Builder to the remedies provided herein. Nothing herein shall be construed as any representation or warranty by the Builder that the property meets the requirements for any type of loan or of any lender. Unless provided by addendum attached hereto, Purchaser specifically warrants that this Contract is in no way contingent upon sale, rental, settlement or other disposition of any other property owned by Purchaser. Purchaser gives permission to financial institution (Bank) to disclose any allowable pertinent information concerning Purchaser's [redacted] any attorney representing Purchaser or Builder and to the Purchaser's and Builder's Broker. **Purchaser Initials**[redacted]

CLOSING AND PRO-RATIONS: Closing shall be on November 10, 2021, subject to an automatic five business day extension provided herein if needed by either party. **All parties understand that this date is an approximate date and the final closing date shall be determined once the home orientation has been scheduled with the Builder and the Closing has been scheduled with the closing attorney and approved by the Seller. Depending on the volume of homes being closed at any given time, certain days and times may not be available so** [redacted]**ly recommended to schedule your home orientation and closing as soon as possible. Purchaser Initials**[redacted]

+++++See attached attorney addendum.+++++

All parties agree that the closing attorney shall be Hanson Law Firm, and/or it's Assigns. Closing shall take place at [redacted] **or at some other location agreed upon by** [redacted] **and Purchaser. Purchaser acknowledges that the designation of Hanson Law Firm to be the closing attorneys is, in part, because of Hanson Law Firm's experience with Builder's new home orientation program, processes, warranties, closing materials and Hanson Law Firm's flexibility with regards to closings. This provision for closing attorney can only be changed by a separa**[redacted]**n addendum to the Contract if the Purchaser desires to use a different closing attorney. Purchaser Initials**[redacted]

Closing can be extended at Builder's sole option for delays beyond Builder's control including, but not limited to acts of God, inclement weather, permitting delays, labor disputes, terrorism, acts of war, financing, appraisals, or difficulty in obtaining labor or materials. **Purchaser and/or the lender Purchaser chooses to use for a loan are responsible for determining when to** [redacted] **appraisal report and when to send an appraiser out for inspection if one is required. Purchaser Initials**[redacted]

The Contract price is subject to increase caused by items that are beyond the control of the Builder such as any increase in the cost of labor, materials or any other item not within the control of the Seller. Said potential increase shall only be for the actual increased costs of labor or materials and shall not include overhead or profit. The Builder is to provide reasonable proof to the Purchaser regarding any increases to the Contract price and the parties must sign an addendum to the Contract incorporating any changes thereto prior to continued construction pursuant to the increased cost(s).

At Closing, Purchaser shall pay to Builder the balance of the purchase price and all other sums payable to Builder hereunder. No portion of the purchase price may be withheld from Seller, or deposited in escrow for any reason. Taxes and assessments shall be pro-rated between the Builder and Purchaser as of the date of closing. Builder will deliver possession of the property to Purchaser at closing.

Upon payment in full, Builder will deliver to Purchaser a Warranty Deed, duly executed by Seller, conveying to Purchaser title to the property subject to the lien for county taxes, reservations, conditions, right-of-way and easements of record and matters to which this Contract is subject. If Closing is delayed through no fault of Seller, Builder may at its option charge Purchaser a contract extension fee equal to interest then being charged or would be charged to the Builder by its lenders on the total purchase price (less all sums on deposit) during such delay.

CHANGES: No alterations, changes or additions shall be made in the construction of the improvements provided herein, nor shall any extra work be performed or materials provided or added by the Purchaser unless approved by the Builder or its duly authorized agent in a fully executed written *Change Order*. Purchaser shall pay a $250.00 Change Order fee, plus the added costs of the change or alteration at the time the request for the *Change Order* is made.

RESTRICTIVE COVENANTS: The Property may be subject to restrictive covenants and to the jurisdiction of a homeowners' association that charges annual dues and periodic assessments. The Purchaser acknowledges the documents pertaining to such restrictions or associations have been m[redacted]able to him/her prior to the Closing and that he/she has read, understand and accept same. Purchaser Initials[redacted]

$250 cap fee is paid by buyer at closing to Cypress Glen.

[redacted]21/2021

[redacted]

HOMEOWNER'S ASSOCIATIONS: The Association Board of Directors set association dues amounts annually and periodic assessments that may be necessary. The annual dues are currently $ 485 at time of contract. These dues are subject to change. Purchaser shall pay at Closing the pro-rated amount of the association dues for the balance of the current year and any assessments that may be due including but not limited to estoppel fees and required capital contributions. Prior to construction, the Architectural Control Board must approve any structure, pool, including fences and outbuildings. Any provision for these structures in this contract does not constitute appr[redacted]e Architectural Control Board. It is the Purchaser's responsibility to obtain this approval. **Purchaser Initials** [redacted]

LIMITED WARRANTY: The Builder shall furnish the Purchaser, at Closing, with a limited warranty issued by a warranty company approved by the South Carolina Real Estate Commission. A sample copy of the warranty shall be available for inspection during reasonable business hours prior to Closing at the offices of the Seller. This limited warranty shall warrant workmanship for one (1) year and warrant the structure itself for ten (10) years from date of closing. Purchaser acknowledges that said limited warranty is not a maintenance agreement. FOR QUALITY ASSURANCE PURPOSES WARRANTY VISITS MAY BE BY VIDEO W/AUDIO TAPED.

There is no warranty whatsoever on trees, shrubs, grass, vegetation or erosion caused by lack thereof, nor on subdivision improvements, including but not limited to, streets, road, sidewalks, sewer, drainage or utilities. Additionally, there is no warranty whatsoever on any changes or alterations that the homeown[redacted] have made after closing to landscaping, grading, drainage swells, or gutter systems. Purchaser Initials [redacted]

The issuance of a certificate of completion or occupancy, or final inspection approval by any governmental entity shall constitute certification of completion of the improvements in substantial conformity with the terms of this Contract and shall also constitute a final determination, binding on the parties hereto, that the property and improvements are in full compliance with all applicable laws, regulations and building codes.

TERMITE PROTECTION: Termite protection treatment was performed by Builder during the construction phase. Builder will furnish the Purchaser with a one (1) year termite protection bond effective as of date treatment. Builder shall have no liability for damages caused by termites or other wood boring insects beyond the furnishing of this bond. Renewals of the bonds shall be solely at Purchaser's option and expense. In the event the bond is not renewed, Builder shall not be liable for any damages, including water damage, which could have been discovered and minimized by periodic termite inspections.

RADON NOTICE: Throughout the United States, a small percentage of homes experience elevated levels of radon, methane or other naturally occurring gases, which rise up and escape from the soil. Builder has performed no investigation or analysis and, thus, hereby makes no representations as to the existence or non-existence of radon or any other gases on said property. Further, Builder makes no warranty and shall have no liability in connection with the existence or non-existence of radon or any other gases.

RISK OF LOSS: In the event of a partial destruction of the dwelling by fire, windstorm, hail, earthquake, explosion or other casualty prior to the closing, the parties may elect to continue or to terminate this Contract if the dwelling cannot be restored prior to the completion date.

DEFAULT AND RELEASE: If Purchaser fails to perform as required by the terms of this Contract or breaches its terms, at Builder's sole discretion, this Contract may terminate. Upon such termination, Purchaser agrees to the following remedies: (1) Purchaser agrees to pay to Builder the entire earnest money deposit and option monies as liquidated damages, and it is agreed that this amount shall not be construed as a penalty because Builder's actual damages are difficult to ascertain; or (2) Purchaser agrees to pay Seller's cost of enforcement of this contract.

If Builder fails to perform as required by this Contract's terms, or prior to the closing Buyer makes unreasonable requests regarding the construction of the dwelling, interferes or causes disruption of the construction or sales process, Builder has the right to terminate this Contract and its sole liability shall be limited to paying and/or returning the earnest money deposit and/or option monies Purchaser paid at the outset of this Contract, less Builder's expense, whereupon both parties shall thereafter be relieved of further liability hereunder. Builder's liability for any default hereunder shall be limited to the payment or return of the earnest money deposit and any option monies paid which shall be considered as liquidated damages and not as a penalty. Upon payment by Builder to Buyer of the foregoing, the Contract will be terminated.

ARBITRATION: <u>EXCLUDING THE RIGHT OF EITHER PARTY TO SEEK EQUITTABLE RELIEF, THE PARTIES TO THIS AGREEMENT AGREE THAT ALL DISPUTES RELATED TO THIS AGREEMENT, THE PROPERTY, OR ANY ISSUE CONCERNING THE CONSTRUCTION OR SALE OF THE HOME SHALL FIRST BE SUBMITTED TO MEDIATION AND, IF NOT SETTLED DURING MEDIATION, SHALL THEREAFTER BE SUBMITTED TO BINDING AND FINAL</u>

ARBITRATION PURSUANT TO S.C. CODE ANN. §15-48-10 *ET SEQ.* BEFORE THREE (3) ARBITRATORS, ONE SELECTED BY EACH PARTY WHO SHALL BE NEUTRALS AND THEN THE SELECTED TWO SHALL SELECT THE THIRD ARBITRATOR. BOTH BUILDER AND PURCHASER WAIVE THE RIGHT TO A TRIAL BY JURY. EACH PARTY SHALL BEAR ITS OWN COSTS AND EXPENSES, INCLUDING ATTORNEYS' FEES, FOR ANY MEDIATION AND ARBITRATION. IN ADDITION, IF A PARTY FAILS TO ABIDE BY THE TERMS OF A MEDIATION SETTLEMENT OR ARBITRATION AWARD, THE OTHER PARTY SHALL BE AWARDED REASONABLE ATTORNEYS' FEES AND EXPENSES INCURRED IN ENFORCING SUCH SETTLEMENT OR AWARD.

NON-RELIANCE: Purchaser hereby represents to Builder that Purchaser has not relied and is not relying upon warranties, promises, guarantees or representations made by Seller, any agent of Seller, or anyone else acting or claiming to act on behalf of Builder with respect to the purchase of the property or to the other matters set forth herein unless specifically reduced to writing and made a part of this Contract.

DISCLAIMER BY BROKERS/AGENTS: The Purchaser acknowledges that the Listing and Selling Broker(s) and their Agent(s): (1) give no guaranty or warranty of any kind, express or implied, as to the physical condition of the home; (2) give no warranty, express or implied, as to the habitability or workmanlike service of the home and any implied warranty is hereby disclaimed; (3) give no guaranty or warranty concerning (a) any certification or inspection concerning the condition of the home, and (b) the accuracy of the published square footage of the property; (4) Purchaser acknowledges that Builder and Builder's Agents have not made any oral or written commitments to Purchaser regarding (a) projected income or economic benefit for Purchaser from rentals; (b) rental arrangements or (c) other economic benefits to the Purchaser.

REAL ESTATE COMMISSIONS: This Contract has been executed in cooperation with [redacted] of [redacted] Telephone No. (cell) [redacted] a licensed, salesperson/broker, as **PURCHASER'S AGENT.** When showing **PURCHASER** the Property and assisting **PURCHASER** in the purchase of a home, the on-site sales representative, independent licensed salesperson, represents the interests of the **BUILDER** only. The **BUILDER'S** sales representative shall work to obtain for the **BUILDER** the best price and terms possible and will disclose to the **BUILDER** any information obtained from the **PURCHASER** or any other source which is material to the transaction. *****PLEASE BE ADVISED THAT THE PUBLISHED COMMISSION SPLIT IS PAID ON THE GROSS SALES PRICE LESS THE AMOUNT OF CLOSING COSTS PAID BY THE SELLER.**

MISCELLANEOUS:

a. This Contract is binding on and for the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided that Purchaser shall not assign or transfer this Contract or any of Purchaser's rights hereunder, and any prohibited assignment shall be null and void and Builder may at Builder's option immediately terminate this Contract.

b. This Contract embodies the entire agreements between Builder and Purchaser with respect to the Property. No amendment or modification of this Contract (including contracts for charges in construction "extras") shall be valid unless contained in a writing executed by both parties.

c. Time is hereby declared to be of the essence in the performance by Purchaser of each of Purchaser's obligations.

d. All notices and demands to be given or served pursuant to terms of this Contract shall be given by certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth herein and will be deemed delivered and received three (3) days after deposit into the United States mail with sufficient postage or if to Purchaser to the email address above.

e. If two or more persons are named as Purchaser(s) herein, any one of them is authorized to act as agent for, with the right to bind, the other(s) in all matters of every kind or nature with respect to this Contract.

f. Purchaser acknowledges that they may be contacted by Builder's associated trade partners including but not limited to preferred lender(s) and attorney at Purchaser's telephone number, cellular telephone number or by email at the numbers and addresses provided by Purchaser in this Agreement or in any other documents provided to Seller. Such communications are necessary so that the building and purchase/sale process can continue timely and without interruption.

g. Purchaser acknowledges that entry upon the project/property during construction can be dangerous, as hazards may exist. Purchaser's entry shall be solely at his/her own risk. Purchaser hereby waives and releases any and all claims against Builder for injury or loss to person or property arising out of or in the

connection with entry by Purchaser or any other person accompanying him or entering at his direction or permission & further agrees to defend, indemnify & hold harmless Builder from any such claims, demands or actions.

h. The provisions of this Contract shall survive closing and not merge in the deed.

i. It is understood that Purchaser is buying a completed dwelling and that Builder is not acting as a contractor for Purchaser in the construction of a dwelling. Purchaser will obtain no right, title or interest in the dwelling except the right and obligation to purchase the same in accordance with the terms of this Contract upon its completion.

j. Each lot is unique in size, shape, and various characteristics. Purchaser understands and agrees that the size of the lot, the exact location of sidewalks and driveways, if any, and the drainage patterns of the lot will differ from the model home plans, drawings, or renderings that Purchaser may have examined. Further, the materials that are used in the construction of each home such as the wood, countertop materials, stones, etc. are all unique and not all have the same color, shape or designs and are subject to natural variations.

k. Land adjacent to or surrounding the Property that is not owned by Builder is not within Builder's control. Builder will not be liable to Purchaser for any development, use or condition adjacent or surrounding land for commercial, industrial, institutional, residential, multi-family or non-residential purposes.

l. The Parties agree that the offer, any counteroffer and/or acceptance of any offer or counteroffer may be communicated by use of a fax or other secure electronic means, including but not limited to electronic mail and the internet, and the signature, initials and handwritten or typewritten modifications to any of the foregoing shall be deemed to be valid and binding upon the parties as if the original signatures, initials and handwritten or typewritten modifications were present on the documents in the handwriting of each party and can rely upon signed copies of the Contract as if they were originals.

m. The Purchaser and Builder agree that the Listing and Selling Broker and all affiliated agents are not responsible for obtaining or disclosing any information contained in the South Carolina Sex Offender Registry. The Purchaser and Builder agree that no course of action may be brought against the Listing and Selling Broker and all affiliated agents for failure to obtain or disclose any information contained in the South Carolina Sex Offender Registry. The Purchaser agrees that the Purchaser has the sole responsibility to obtain any such sex offender information and that said sex offender information may be obtained from the local sheriff's department or other appropriate law enforcement officials.

n. The lot will be graded in accordance with Builder's grading plan and the natural topographic relief to provide flow of surface waters and other necessary development needs in Builder's sole discretion.

o. **The exact boundary lines, setbacks and easements for each lot are only determined and confirmed by the final lot survey that is filed of public record. The seller does NOT provide a final lot survey. Buyer is free to obtain their own survey which delineates the boundary lines, setbacks and easements for the property being purchased at or before the closing, and is not relying on any plot plan, proposed plat, verbal explanation or illustration to determine the location of these areas.** Furthermore, sod placement, shrubbery, fence posts and fencing lines and locations on the lot cannot be deemed to be considered as the outer most boundaries on a lot. Only the filed survey from the Closing provides such boundaries of a lot. Oftentimes the Builder places fencing or sod for convenience or for the aesthetics of the lot and adjacent property or lots. Purchaser shall accept the fencing and sod location in an "as-is and where-is" condit[redacted]e time of Closing. **It is the purchaser's responsibility to obtain a final survey. Purchaser Initials** _[redacted]

p. Builder has the right to remove any existing trees on the Property or on the surrounding area, for any reason. Builder makes no warranty or representations as to the survival of the remaining trees and shall not be responsible for their removal or replacement. Builder does not remove trees based upon Purchaser preference or request. Builder shall not be required to well trees or erect retaining walls.

q. The square footage for a particular home being constructed or constructed by Builder that may appear in marketing materials, building plans, brochures or being part of the selling process is only an approximation and not exact. Depending upon the measurements of the structure being employed and the person doing the measuring there can be a variation of the final square footage number of a plus or minus five-percent (5%) of the home in question. The Purchaser hereby acknowledges and agrees to the foregoing. Each lot ultimately determines the aesthetically correct square footage of the home constructed on it and sometimes the final square footage may vary slightly from the square footage indicated on the building plans for the home to be purchased.

[redacted] 5/21/2021 [redacted]

r. Builder is not responsible for the installation nor the timing of the installation of any telecommunications or underground cabling for telecommunications or internet coverage to the Property or the subdivision.

s. If a lot to be purchased contains a septic system and not sewer, there is periodic and annual homeowner's maintenance that must be done for the system to operate properly. Please refer to the written limited warranty documents for the coverage provided and/or certain exclusions. Due to potential septic systems, other underground issues that are not capable of discovery as well as other potential issues, Builder also makes no representation as to the suitability or the placement of a lot or a portion thereof for the construction of an in-ground swimming pool. Prior to purchasing the lot in question, Buyer shall be solely responsible for determining on its own inspections and/or investigations whether an in-ground swimming pool can be constructed on any portion of the rear portion of the lot after the closing of the home.

t. Some lots are serviced by groundwater wells. Builder guarantees that the well will be operable at the Closing but does not guarantee water capacity or its continuity of such capacity or whether the well will not dry up after the Closing.

u. Builder makes no representations about the date(s) for when any amenities or common areas shall be constructed and/or completed in the subdivision.

v. Purchaser acknowledges and agrees that any attic or crawl space areas on the home to be purchased are unfinished and are only to be accessed by professionals for repairs to the home or homeowner's maintenance matters. Because these areas are unfinished, accessing them or using them by others than professionals can result in personal injury or property damage.

This area is intentionally blank.

[redacted] 5/21/2021

[redacted]

OTHER PROVISIONS, ETC:

Builder to provide:

1. Julie A2 floor plan, Lot 81 Cypress Glen
2. Extra Gas Line
3. Gas Range Prep included
4. Stainless appliance package
5. Single Oven Gas Range
6. Atrium Door at rear of home
7. One additional outlet
8. Gas Log Fireplace with wood mantle
9. Optional bedroom (closet for bonus) included
10. Box tray for Owner's Suite
11. Glass panel and inserts for garage door
12. Luxury vinyl plank floors for Hallway, Kitchen, Greatroom, Entry
13. Luxury vinyl plank floors for baths and laundry
14. Two pendant lights at kitchen bar
15. Level 2 tiled shower OBA
16. Tiled tub backsplash for OBA
17. Oak stairs to bonus room
18. Covered Rear Porch
19. Two comfort height toilets
20. Shaker, solid color cabinet upgrades
21. Site built bookcases
22. Adult height vanity for BA2
23. Upgrade to Quartz Countertops

Purchaser Initials [redacted] 5/21/2021

[redacted]

Purchaser certifies and represents that he/she has fully read and understands their duties and obligations of this Contract.

IN WITNESS whereof the parties hereto have set their hands and seals this 21st day of May in the year 2021.

WITNESSES:

____

____

BUILDER– GREAT SOUTHERN HOMES, INC

BY: [redacted]

ITS: [redacted]

WITNESSES:

[redacted]______________________

____

PURCHASER(S):

[redacted]______________________ 5/21/2021

____

LISTING AGENT/BROKER:

[redacted]

SELLING AGENT/BROKER:

[redacted]

[redacted]

[redacted]

[redacted]

ADDENDUM TO CONTRACT OF SALE

Agreement made this 21st day of May 2021 between **Arrived Holdings Inc. / Assignees** (Purchaser) and [redacted] (Seller) pertaining to Contract of Sale dated the 21st day of May 2021 for property located at **211 Doolittle Drive, Chapin, SC 29036, Lot 81, Cypress Glen.**

Buyer and Seller agree that the closing attorney and escrow agent shall be [redacted]

[redacted] 5/21/2021

Purchaser

[redacted] 5/21/21

[redacted]

First Republic Bank
It's a privilege to serve you ®

Call Us: 1-800-221-9777 | Reference | Privacy | Online Agreement

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- Stops and Inquiries
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Account Details

Account Number: [redacted] ARRIVED HOLDINGS INC

Balances and Activity as of 07:44:11 PM PDT on 05/10/2021

Current Balance:	[redacted]	Available Balance:	[redacted]
Total Float:		One Day Float:	
Two Day Float:		Three Day Float:	
Average Balance:		Average Available Balan	
Average Available 12 Mo		Amount of Last Deposit:	
Date of Last Deposit:		Date Last Active:	
Statement Date:		Interest Deposit:	
Last Year Interest Paid:		YTD Interest Paid:	
Accrued Interest:		Beginning Statement Ba	

SOUTH CAROLINA DISCLOSURE OF REAL ESTATE BROKERAGE RELATIONSHIPS

South Carolina Real Estate Commission
PO BOX 11847, Columbia, S.C. 29211-1847
Telephone: (803) 896-4400 Fax: (803) 896-4427
http://llr.sc.gov/POL/REC/

Pursuant to South Carolina Real Estate License Law in S.C. Code of Laws Section 40-57-370, a real estate licensee is required to provide you a meaningful explanation of agency relationships offered by the licensee's brokerage firm. This must be done at the first practical opportunity when you and the licensee have substantive contact.

Before you begin to work with a real estate licensee, it is important for you to know the difference between a broker-in-charge and associated licensees. The broker-in-charge is the person in charge of a real estate brokerage firm. Associated licensees may work only through a broker-in-charge. **In other words, when you choose to work with any real estate licensee, your business relationship is legally with the brokerage firm and not with the associated licensee.**

A real estate brokerage firm and its associated licensees can provide buyers and sellers valuable real estate services, whether in the form of basic **customer** services, or through **client-level** agency representation. The services you can expect will depend upon the legal relationship you establish with the brokerage firm. It is important for you to discuss the following information with the real estate licensee and agree on whether in your business relationship you will be a **customer** or a **client.**

You Are a Customer of the Brokerage Firm

South Carolina license law defines customers as buyers or sellers who choose NOT to establish an agency relationship. The law requires real estate licensees to perform the following ***basic duties*** when dealing with ***any*** real estate buyer or seller as customers: ***present all offers in a timely manner, account for money or other property received on your behalf, provide an explanation of the scope of services to be provided, be fair and honest and provide accurate information, provide limited confidentiality, and disclose "material adverse facts" about the property or the transaction which are within the licensee's knowledge.***

Unless or until you enter into a written agreement with the brokerage firm for agency representation, you are considered a "customer" of the brokerage firm, and the brokerage firm will not act as your agent. As a customer, you should not expect the brokerage firm or its licensees to promote your best interest.

Customer service does not require a written agreement; therefore, you are not committed to the brokerage firm in any way unless a transaction broker agreement or compensation agreement obligates you otherwise.

Transaction Brokerage

A real estate brokerage firm may offer transaction brokerage in accordance with S.C. Code of Laws Section 40-57-350. Transaction broker means a real estate brokerage firm that provides customer service to a buyer, a seller, or both in a real estate transaction. A transaction broker may be a single agent of a party in a transaction giving the other party customer service. A transaction broker also may facilitate a transaction without representing either party. The duties of a brokerage firm offering transaction brokerage relationship to a customer can be found in S.C. Code of Laws Section 40-57-350(L)(2).

You Can Become a Client of the Brokerage Firm

Clients receive more services than customers. If client status is offered by the real estate brokerage firm, you can become a client by entering into a written agency agreement requiring the brokerage firm and its associated licensees to act as an agent on your behalf and promote your best interests. If you choose to become a client, you will be asked to confirm in your written representation agreement that you received this agency relationships disclosure document in a timely manner.

A ***seller becomes a client*** of a real estate brokerage firm by signing a formal listing agreement with the brokerage firm. For a seller to become a client, this agreement must be in writing and must clearly establish the terms of the agreement and the obligations of both the seller and the brokerage firm which becomes the agent for the seller.

A ***buyer becomes a client*** of a real estate brokerage firm by signing a formal buyer agency agreement with the brokerage firm. For a buyer to become a client, this agreement must be in writing and must clearly establish the terms of the agreement and the obligations of both the buyer and the brokerage firm which becomes the agent for the buyer.

[redacted]

COLDWELL BANKER REALTY

I/We, Arrived Holdings Inc. / Assignees, the Buyer(s) acknowledge receipt of a copy of the South Carolina Disclosure of Real Estate Brokerage Relationship and further acknowledge that [redacted] brokerage firm) is working as:

(You may check more than one box but not more than two)

☑ seller agent for [redacted] he Seller

☐ disclosed dual agency

☐ designated agency

If buyer(s) does not select to enter into a disclosed dual agency or designated agency relationship, buyer hereby confirms that they elect not to establish an agency relationship and, instead, understand that they remain a customer of the brokerage firm.

[redacted] Cameron Wu for arrived Holdings, Inc./Assignees 5/21/2021

Buyer Signature Date

Buyer Signature Date

[redacted]

SOUTH CAROLINA DISCLOSURE OF REAL ESTATE BROKERAGE RELATIONSHIPS

South Carolina Real Estate Commission
PO BOX 11847, Columbia, S.C. 29211-1847
Telephone: (803) 896-4400 Fax: (803) 896-4427
http://llr.sc.gov/POL/REC/

If you enter into a written agency agreement, as a client, the real estate brokerage has the following ***client-level duties: obedience, loyalty, disclosure, confidentiality, accounting, and reasonable skill and care.*** Client-level services also include advice, counsel and assistance in negotiations.

Single Agency

When the brokerage firm represents only one client in the same transaction (the seller or the buyer), it is called single agency.

Dual Agency

Dual agency exists when the real estate brokerage firm has two clients in one transaction - a seller client and a buyer client. At the time you sign an agency agreement, you may be asked to acknowledge whether you would consider giving written consent allowing the brokerage firm to represent both you and the other client in a disclosed dual agency relationship.

Disclosed Dual Agency

In a disclosed dual agency, the brokerage firm's representation duties are limited because the buyer and seller have recognized conflicts of interest. Both clients' interests are represented by the brokerage firm. As a disclosed dual agent, the brokerage firm and its associated licensees cannot advocate on behalf of one client over the other, and cannot disclose confidential client information concerning the price negotiations, terms, or factors motivating the buyer/client to buy or the seller/client to sell. Each Dual Agency Agreement contains the names of both the seller client(s) and the buyer client(s) and identifies the property.

Designated Agency

In designated agency, a broker-in-charge may designate individual associated licensees to act solely on behalf of each client. Designated agents are not limited by the brokerage firm's agency relationship with the other client, but instead have a duty to promote the best interest of their clients, including negotiating a price. The broker-in-charge remains a disclosed dual agent for both clients, and ensures the assigned agents fulfill their duties to their respective clients. At the time you sign an agency agreement, you may be asked to acknowledge whether you would consider giving written consent allowing the brokerage firm to designate a representative for you and one for the other client in a designated agency. Each Designated Agency Agreement contains the names of both the seller client(s) and the buyer client(s) and identifies the property.

It's Your Choice

As a real estate consumer in South Carolina, it is your choice as to the type and nature of services you receive.

- You can choose to remain a customer and represent yourself, with or without a transaction broker agreement.
- You can choose to hire the brokerage firm for representation through a written agency agreement.
- If represented by the brokerage firm, you can decide whether to go forward under the shared services of dual agency or designated agency or to remain in single agency.

If you plan to become a client of a brokerage firm, the licensee will explain the agreement to you fully and answer questions you may have about the agreement. Remember, however that until you enter into a representation agreement with the brokerage firm, you are considered a customer and the brokerage firm cannot be your advocate, cannot advise you on price or terms, and only provides limited confidentiality unless a transaction broker agreement obligates the brokerage firm otherwise.

The choice of services belongs to you - the South Carolina real estate consumer.

Acknowledgement of Receipt by Consumer:

Signature [redacted] Date 5/21/2021

Signature ____________________ Date ________

THIS DOCUMENT IS NOT A CONTRACT.
This brochure has been approved by South Carolina Real Estate Commission for use in explaining representation issues in real estate transactions and consumer rights as a buyer or seller. Reprinting without permission is permitted provided no changes or modifications are made.

LEXINGTON [redacted]

AGENCY POLICY

Policy Statement

Great Southern Homes strictly adheres to the agency laws as set forth by the South Carolina Real Estate Commission and the ethics guidelines prescribed by the National Association of Realtors. Each Great Southern Homes' agent is tasked with explaining Real Estate Agency to all Customers.

DEFINITIONS

- Agency: A relationship in which a Builder or Purchaser delegates to a real estate company the right to act for and represent his or her interest in a real estate transaction.
- Client: A person who establishes an agency relationship and agrees to be represented by an agent in a real estate transaction.
- Customer: A person who seeks to purchase real estate but who has not established an agency relationship and is not represented by an agent.

Great Southern Homes represents the seller. If the Purchaser does not have an agency relationship and is not represented by an agent then the Purchaser is a customer.

Acknowledgement

Upon visiting the community, as evidence by my signature below I acknowledge receiving, reading and understanding the South Carolina Real Estate Commission's Agency Disclosure Form.

5/21/2021 [redacted] [redacted]
Date
Arrived Holdings Inc. /Assignees

Date [redacted]

5/21/2021 [redacted] [redacted]
Date

Certification

As evidenced by my signature below I certify that I have not entered into an Agency Agreement/Contract with any other real estate company, other than listed below.

5/21/2021 [redacted] [redacted]
Date
Arrived Holdings Inc. /Assignees

Date [redacted]

5/21/2021 [redacted] [redacted]
Date

Yes, I do have representation. [redacted], ______________________.
[Agent] [Agency]

Selling agent signature: [redacted] 5/21/2021
E0D37891A3DC48C...

[redacted]

WARRANTY SERVICE ACKNOWLEDGMENT (Rev 07-01-2020)

[redacted] provides a **limited** warranty on the original installation of the materials and workmanship (as defined by the S.C. Residential Construction Standards) of your home for the first year of occupancy from the date of closing. Routine home maintenance (i.e., changing air filters, caulking), normal wear-and-tear (carpet wear), resident use/misuse/negligence (i.e., water leaks from shower curtains, improper use of toilets and garbage disposals, clogged and/or overflowing toilets, sinks and sewage lines), vandalism (i.e., broken windows and doors) and acts of God are NOT covered by the [redacted] warranty. **Likewise, specific to any property that is used for rental purposes, the Purchaser acknowledges this warranty is NOT a maintenance agreement and only claims that meet the requirements as outlined in the 1-year materials and workmanship, 2-year delivery system portion and 10-year structural limited warranty agreement will be covered.**

WARRANTY PROCEDURES

All claims that require attention must be submitted *in writing* to the attention of the Great Southern Homes Warranty Department. You may email their request to [redacted] or mail to: [redacted]

A [redacted] representative will contact you within 2-3 business days after we receive your request to schedule an appointment. All warranty inspections and repair work will be scheduled between 8:00 AM and 4:00 PM Monday through Friday. We will **not** schedule work on weekends or after 4:00 PM on weekdays. All work will be scheduled as soon as possible after the completion of the inspection. You must make your home accessible and have an adult (at least 18 years of age) present at the time any interior work is performed at your home. *We will not accept keys from homeowners nor be in your home at any time without an adult present.* If a claim is determined to be covered by the warranty, [redacted] will repair the defect as determined by the S.C. Residential Construction Standards. You are responsible to remove or repair any improvements you added after the construction of your home such as wallpaper, custom paints, fences and sprinklers. **Note:** for service on **appliances**, you will need to contact the subcontractor or manufacturer directly using their phone number printed on a decal located inside a cabinet door below the kitchen sink. If you do not have this list of phone numbers, please **notify our warranty department by email** ([redacted]) and we will provide this information to you.

EMERGENCY SERVICE

A list of telephone numbers for electric, plumbing and heating contractors is located inside a lower cabinet in your kitchen. Please call these subcontractors directly for any emergency repairs. After contacting the subcontractor, please alert [redacted] Warranty Department about the emergency via [redacted]. Listed below are conditions that are considered to be emergency situations:

Heating and air conditioning systems — Loss of heat due to a malfunction of the furnace when the outside temperature is 40 degrees or below. Air conditioning malfunctions are treated as routine service and not an emergency.

Electrical systems — Circuit breaker to gas furnace or heat pump keeps kicking off.

Plumbing systems — Plumbing leaks that require the water to be shut off at the main valve or **all toilets are not functional.** An interruption of water supply service by the water utility is outside subcontractor and GSH control.

TREE SERVICE, LANDSCAPE AND EROSION CONTROL

[redacted] DOES NOT GUARANTEE THE CONTINUAL GROWTH OR LIFE OF ANY TREE, SHRUB OR GRASS. Prior to closing, all proper grading and landscaping will be completed, and it then becomes the responsibility of the homeowner to maintain all landscaping and grading. [redacted] will not replace or remove any landscaping or trees unless such is specifically stated on your pre-closing Orientation Form or on your conditional sales contract. THERE ARE NO EXCEPTIONS. Any erosion of the property becomes the responsibility of the homeowner upon closing. Sprinkler systems are not covered under warranty and require maintenance by the homeowner on a regular basis.

SEALANTS – Items related to thermal expansion and contraction of building materials including nail pops and natural hairline cracks require ongoing homeowner maintenance and are not covered under the materials and workmanship warranty. For example, all caulking throughout the home must be maintained by the homeowner.

EXTREME WEATHER CONDITIONS – Your home was designed to be free of leaks under normal conditions. For example, high-velocity wind-driven rain can cause damages that are not the result of normal conditions. Damages as a result of these conditions may be covered by your Homeowner's Insurance Policy and are not the responsibility of [redacted]. You should also take necessary precautions whenever a freeze warning is in effect. This can include covering outside hose bibs, keeping cabinet doors open beneath the kitchen sink so warm air can circulate around water pipes, etc.

I acknowledge [redacted] **the above information and agree to the policies stated in these sections.**

Signature: [redacted] 5/21/2021 **Signature:** ____________________

7B1291CAE6E6482

Address: 211 Doolittle Drive, Chapin, SC 29036

Date of Closing: November 10, 2021 **Phone No.:** [redacted]

(Material and Workmanship Warranty expires 1 year from closing date)

[redacted]

[redacted]

New Home Orientation Policies and Procedures

Approximately one month prior to your closing, our Closing Coordinator will contact you to schedule your New Home Orientation. **This New Home Orientation will take place 1-2 weeks before your scheduled closing. New Home Orientations are conducted Monday thru Friday, beginning at one of the following times: 8:00am, 11:00am, or 2:00pm. Purchaser must attend this home orientation must occur prior to closing and within the abovementioned timeframe. Failure to do s**[redacted] **delays in scheduling and attending the home orientation will delay the closing as well. Purchaser Initials**[redacted]

At the time of your contract, you will receive your Homeowners Manual. Please take the time to read this thoroughly as there is a lot of useful information for the maintenance and up keep of your new Great Southern Home. **Every home needs continuous maintenance to ensure longevity.** These maintenance items include, but are not limited to:

* caulking
* painting (paint touch up kit will be provided)
* changing furnace & AC filters
* Irrigation systems
* proper care of decks & fences if applicable
* proper lawn care, herbicide and fertilizer
* routine maintenance on HVAC unit
* lubricating windows and doors
* testing smoke detectors
* proper cleaning of flooring

On the day of your Home Orientation, you will meet a [redacted] Quality Control Manager at your home. **Your Home orientation usually takes 1-2 hours. Please make adequate accommodations to be there for the entire Home Orientation. We request that only the people listed on the contract & their agent be present at the orientation. (We have found that if too many people are present at the orientation it can cause confusion and may distract you from receiving the information** [redacted] **Quality Control Manager is providing to you on the operation of your new home). Purchaser Initials**[redacted]

During your Home Orientation a GSH Quality Control Manager will review all contractual items and make sure they were installed correctly. **It is important that you bring your manual with you, as it will be reviewed at your home orientation.** The GSH Quality Control Manager will also explain how to properly operate the systems of your home and how to obtain warranty work when needed. **During your Home Orientation you will have the opportunity to note any cosmetic issues.** Although building code requires any cosmetic issue that can be seen from a distance of no closer than 6 feet to be addressed, **we use the rule of "arms length" as a standard** when looking for these cosmetic items, to provide you with a better home. **All cosmetic issues must be noted at the time**[redacted]**ginal Home Orientation. This will be the only time that we address cosmetic issues. Purchaser Initials**[redacted]

New Home Orientation Final Review

48 hours prior to your closing, you will be required to return to the home to review all items noted during your Home Orientation with a [redacted] **ield Representative.** This will be scheduled through the [redacted] Community Field Manager/[redacted] Sales Representative. NOTE: **This is a time to check all items that were noted at the original New Home Orientation. If more items are discovered, then the** [redacted] **Community Field Manager may need to delay your closing** in order for GSH to have the opportunity to make the necessary corrections. **Although a delay may cause some inconvenience for all parties inv**[redacted] **ultimate goal is to have your home at 100% completed when you go to closing. Purchaser Initials**[redacted]

Again, this second meeting is an appointment to verify and sign off that all items from the original orientation have been completed. Cosmetic issues must be noted at original Home Orientation. **This appointment should take no longer than 15-20 minutes.**

Our goal at Great Southern Homes is for all issues to be addressed prior to your closing on your home. In the event that any issue arises after closing, please contact our Great Southern Homes Warranty Department at [redacted] on-Emergency items are needed in writing (email). Please include a list of any issues, your address and a cell number that you can be reached at during business hours. Someone will contact

[redacted]

you within 48 hours. **In emergency situations, please reference the Builder decal placed under your kitchen sink for the appropriate numbers for HVAC, Appliance, Plumbing, electrical etc., and contact that company directly. Please also email our warranty department so that they are aware of the issue.**

Third-Party Property and Building Inspections: [redacted] welcomes any property inspections conducted by a Licensed SC Property Inspector. Unlike a resale which requires this to be done within the first ten days of contract, on a new home it is strongly encouraged that **property inspections be conducted a few days prior to the Home Orientation date**. Any building code items noted at the property inspection will be added to the items noted at the Home Orientation. This way they can be discussed at the Home Orientation and addressed at the same time as items noted during the Home Orientation. Choosing to do a property inspection later in the process will possibly delay closing. **Please advise at time of contract if you plan to have a home inspection, to allow for proper scheduling and to arrange access to the home. If you choose to have a property inspection, please forward a copy of this inspection to your GSH Sales Representative and also bring a copy to the home orientation. Failure to provide an inspection report prior to the Home Orientation may result in a delayed closing.** If the Purchaser retains a third-party building inspector whose fees and compensation shall be paid by the **Purchaser** to inspect the Property that is under construction Builder shall have no liability or be required to make and will not make any modifications or repairs in connection with the findings or conclusions of the third-party inspector unless it so chooses in the exercise of its sole discretion, other than insuring that the Certificate of Occupancy is issued and that the completed house complies with all local and state building requirements, free of disclosed building code violations and requirements as set forth in this Agreement. **Purchaser Initials________**

**I have read and understand the New Home Orientation Policies and Procedures

[redacted] 5/21/2021

[redacted]n Wu for Arrived Holdings Inc. /Assignees

_____________________ Purchaser

[redacted]

Hardwoods Care Waiver

STATE OF SOUTH CAROLINA

Agreement made this day of ______________, ________ between ______________________________ (Purchaser) and Great Southern Homes (Seller) pertaining to Contract of Sale dated ______________, ________ for property located at ____.

***Products covered with a moisture warranty, such as but not limited to engineered hardwood flooring, will resist damage from normal household food and beverage substances, provided the spill is removed promptly. Topical spills allowed to remain on the floor for any considerable time will damage the floor and void the warranty coverage. Plumbing accidents, leaking appliances (icemakers, dishwashers, clothes washers, etc.) are not topical spills and are not covered by this warranty. ***

_____________________ Purchaser

_____________________ Purchaser

[redacted]

[redacted]

SUPPLY CHAIN ACKNOWLEDGMENT

STATE OF SOUTH CAROLINA

Acknowledgment signed this date of May 21, 2021 by Arrived Holdings Inc./Assignees (purchaser) pertaining to Contract of Sale dated May 21, 2021, for the property located at 211 Doolittle Drive, Chapin, SC 29036.

Purchaser acknowledges initialing page one of the contract of sale stating "Where Builder is unable to obtain exact specified materials through Builder's usual supply sources Builder reserves the right to substitute materials of similar pattern design, and quality or as otherwise necessary."

Furthermore, purchaser acknowledges that due to the COVID-19 Pandemic the Builder is currently experiencing various material shortages and the purchaser is agreeable to the substitution of similar products and/or materials.

[redacted] 5/21/2021

Witness

Purchaser [redacted] for Arrived Holdings Inc. /Assignees

Witness

Purchaser

[redacted]

[redacted]

[redacted]

Homeowners' Manual
• Receipt •

RE: 211 Doolittle Drive, Chapin, SC 29036

Congratulations on your decision to buy a new home!

[redacted] is proud to deliver this copy of our Homeowners' Manual to you as part of the purchase agreement materials for your new home. This acknowledgment must be signed, dated and submitted to [redacted] prior to scheduling Home Orientation which is scheduled with you and [redacted] prior to closing.

Please acknowledge for our records that you have received this manual:

Purchaser [redacted] **Date** 5/21/2021

(Print Name [redacted] for Arrived Holdings Inc. /Assignees

Purchaser ______________________ **Date** ______________

(Print Name) ______________________

[redacted]

DocuSign Envelope ID: 817B150D-BBEB-48D1-B8AF-CB99ACEDED5B

P.O. Box 2269
West Columbia SC
29171-2269

Coastal
843-881-3636
Fax 843-762-2015

HOME PEST CONTROL
PROTECTING WHAT MATTERS

Midlands
803-794-8078
Fax 803-794-1956

Upstate
864-626-3676
Fax 864-626-3731

TERMITE WARRANTY INFORMATION REQUEST FORM

Upon completion of your home, Home Pest Control installs the Sentricon system to protect your investment from term ites. It is important that we review the system and the coverage shortly after the purchase to maximize the protection. To do this, we need to schedule a meeting to demonstrate the system, review the coverage, and obtain owner signatures to transfer the warranty. We will also provide you a copy of the warranty for your records.

As a courtesy, we offer multiple options to help you maintain this necessary protection, including our convenient and simple smartpay monthly renewal program. Additionally, we will also share with you special discount programs and strategies for maintaining a bug free environment.

By signing below, you agree to meet with us to complete the above process.

211 Doolittle Drive, Chapin, SC 29036
NEWHOME ADDRESS

[redacted]
BUILDER & COMMUNITY NAME

Arrived Holdings Inc. / Assignees
NAME (Buyer 1)

NAME (Buyer 2)

[redacted]
PHONE

PHONE

[redacted]

November 10, 2021
ANTICIPTED CLOSING DATE

Please return form to us via email [redacted] or fax to 803-794-1956

[redacted]5/21/2021

www.homepest.com

[redacted]

Rev. 03-11-2021

REALTOR®

WIRE FRAUD WARNING

Anyone involved in a real estate transaction can become a criminal's target for WIRE FRAUD, crimes, or assault.

Always be suspicious of all emailed wiring instructions. Always check the wire's authenticity and routing numbers. Immediately communicate any suspicion of an email WIRE FRAUD scheme to banks and law enforcement (FBI).

NEVER WIRE MONEY OR SEND MONEY TO ANYONE WITHOUT VERBALLY VERIFYING THE WIRING/TRANSFER DIRECTIONS AND RECIPIENT VIA TRUSTED SOURCES (NOT EMAIL) IN A TIMELY AND REASONABLE MANNER

DUE TO WIRE FRAUD SCAMS, REALTORS® WILL ALMOST NEVER EMAIL WIRING INSTRUCTIONS.

Always verify wiring instructions via trusted sources (**not** email)(e.g. phone, visual, mail) and knowing/recognizing lawyer's/seller's/staff's voice on the phone or seeing faces. Beware: Criminals create fake law firms/staff/phone numbers.

Domestic and over seas organized WIRE FRAUD criminals can create fake phone numbers using a local area code.

Domestic and over seas organized WIRE FRAUD criminals may hack into trusted email accounts (e.g. lawyers, sellers, real estate licensees, bankers) and email fake wire instructions to YOU and steal YOUR money if YOU wire without verification.

WIRE FRAUD defenses: Proper verification of WIRE instructions. Use secure/encrypted email, mail, courier, or fax in lieu of email which is vulnerable to WIRE FRAUD hacking. Obtain cyber/crime insurance. Utilize trusted REALTORS®, local established professionals. Timely/properly investigate/check on people, companies, and real estate schemes/crimes (internet) to avoid and deter crooks. Contact law enforcement and SCR (803-772-5206) for information on WIRE FRAUD.

Domestic and over seas organized criminals can "phish" for identity theft information. Beware clicking links and emails. Consider using two step email authentication (text code) alongside state of the art password protection. Sellers should secure all valuables, drugs, weapons, pets, sentimental items, and identity theft information prior to showings.
Consider personal safety at all times. Stop criminals scraping listings into fake rentals (Google Alerts, Alert Craigslist/VRBO).

PARTIES ARE SOLELY RESPONSIBLE FOR OBTAINING LEGAL ADVICE PRIOR TO SIGNING AND DURING THE TRANSACTION. REALTORS® RECOMMEND OBTAINING LEGAL COUNSEL. VERIFY WIRE INSTRUCTIONS. Due to potential WIRE FRAUD, parties are solely responsible to verify all WIRE instructions from anyone. Parties acknowledge receiving, reading, reviewing, and understanding: this WIRE FRAUD WARNING. Please report crimes to law enforcement (e.g. FBI) and applicable REALTOR® associations ([redacted]

[redacted] ______ **Date:** 5/21/2021 **Time:** ______

[redacted] for Arrived Holdings Inc./Assignees

______ **Date:** ______ **Time:** ______

______

______ **Date:** ______ **Time:** ______

______

[redacted]

[redacted]

Customer Selection Worksheet

DEVELOPMENT: Cypress Glen
CASE NUMBER: 000051173
CUSTOMER: SPEC
CO-BUYER:

[redacted] 5/21/2021

HOUSE NUMBER/LOT: 00000081
SALES PERSON: [redacted]
HOME PHONE:

WORK PHONE:
CONTRACT DATE:
CONTRACT SIGNED:
FIRST VISIT DATE: 02/08/21

CUSTOMER SELECTIONS	
MODEL:	JLE-Julie
ELEVATION:	A2 -Julie Elevation A2 ...
LOT COMMENTS:	SPEC 2018 IRC W/ 2009 ENERGY
ADDRESS:	211 Doolittle Drive Chapin, SC 29036

SALES PRICE SUMMARY	
BASE PRICE:	$263,400.00
LOT PREMIUM:	$0.00
TOTAL OPTIONS:	$24,863.00
TOTAL PRICE:	$288,263.00

DEPOSIT SCHEDULE

DUE DATE	DEPOSIT DUE	DEPOSIT RECEIVED	DEPOSIT COMMENT
	$0.00	$0.00	Earnest Deposit
02/08/21	$0.00	$0.00	Option Dep Addendum:001

OPTION SELECTIONS

OPTION	C/O	QUANTITY	DESCRIPTION	SALES PRICE
			Appliances	
00054	001	1	Extra gas line	449.00
00090	001	1	Gas Range Prep (Includes Gas Line and 110V)	0.00
01020	001	1	Stainless Steel Ultimate Gas Pkg. - Gas Self Cleaning Range, Dishwasher, Microwave Above (MUST SELECT EXTRA GAS LINE OPTION and EXTRA ELECTRICAL)	999.00
			Doors	
10014	001	1	Atrium Door in lieu of Sliding Glass Door (Must have a Covered Porch)	1,099.00
			Electrical	
15006	001	1	Outlet - Extra Electrical	99.00
			Fireplaces	
25007	001	1	Fireplace Gas - w/ Mantle & Hearth Mantel	2,099.00
			Floorplan	
56029	001	1	Optional Bedroom - Executive Level	499.00
55410	001	1	Optional Box Tray - Owner's Suite	749.00
			Foundation	
35006	000	1	Foundation - Raised Slab	0.00
			Garages	
20056	001	1	Glass Panel & Inserts for Garage Door	0.00
			Interior	
55501	001	1	Flooring - Luxury Vinyl in Hallway	0.00
55502	001	1	Flooring - Luxury Vinyl in Kitchen	0.00

[redacted]

Customer Selection Worksheet

[redacted]

DEVELOPMENT: Cypress Glen
CASE NUMBER: 000061173
CUSTOMER: SPEC
CO-BUYER:

5/21/2021

HOUSE NUMBER/LOT: 00000081
SALES PERSON: Johnson,Ashley
HOME PHONE:

OPTION SELECTIONS				
OPTION	**C/O**	**QUANTITY**	**DESCRIPTION**	**SALES PRICE**
55505	001	1	Flooring - Luxury Vinyl in Family/Gathering Room/Great Room	0.00
55520	001	1	Flooring - Luxury Vinyl Full Bathooms & Laundry ilo Vinyl	0.00
55540	001	1	Flooring - Luxury Vinyl in Entry	0.00
			Interior/Exterior Lighting	
15032	001	2	Lights- Pendant Light Each (SN)	398.00
			Ceramic Tile	
75031	001	1	Tile Shower Level 2 Tile	2,369.00
			Hardwood	
55105	001	1	Oak Stairs ilo Carpet Stairs	2,399.00
			Patios/Porches/Decks	
70013	001	1	Covered Porch - Size Per Plan	6,999.00
			Trim/Cabinets/Countertops	
80081	001	1	Cabinets - Upgrade to Quincy Style (Shaker) for houses 1501-2300 sqft	549.00
80086	001	1	Cabinets - Upgrade #1 (Painted or Upgraded Stain)	1,089.00
80111	001	1	Cabinets - Bookshelves - Site Built	2,000.00
80500	001	1	Cabinets - Upgrade to Adult Height (34") Vanities (PER CABINET)	89.00
80615	001	1	Upgrade Countertops to Quartz (Remove 3cm Granite Opt)	1,099.00

COLOR/STYLE SELECTIONS	
ITEM DESCRIPTION	**SELECTION**
Window Color	White
Roof Shingles	GAF Weatherwood
Vinyl Siding Color	Harvard Slate
Vinyl Board & Batten	Sterling
Ext. Metal Color	White
Exterior Front Door	Black
Interior Paint	City Loft
Brick Color	Triangle Brick- Princess Bessemer Gray
Mortar Color	Gray
Garage Door Color	Amarr True White
Cabinet Upgrade #1	Ellis - White
Cabinet Hardware	Nickel
Interior Hardware	Nickel
Luxury Vinyl Tile	Chesapeake Oak
Carpet	Engineered Floors Alpine Cameo174
Shower Tile Level II	Artic Ice 4 x 10 Subway Tile
Quartz Countertops	Nova Grey Quartz
Mirror Frame	7117
Shower Door	Clear
Appliances	SS

[redacted] 5/21/2021



MAGNETIC
NOW OR FORMERLY
CHAPIN INVESTMENT GROUP, LLC
(FUTURE DEVELOPMENT)
60.00'
N7°39'W
24' Storm Drainage Easement (Typical)
81
Min. Bldg. Setback Line (Typical)
Patio
40.0'
82
120.00'
S82°21'W
PROPOSED DWELLING
JULIE A
N82°21'E
120.00'
53.0'
80
(Garage)
Porch
10'
15' Sewer Easement (Typical)
S7°39'E
60.00'
#211 DOOLITTLE DRIVE
(50' R/W)

Proposed Areas
Driveway = 520 Sq.Ft.
Walkway = 29 Sq.Ft.
Lot Area = 7,200 Sq. Ft.

Easements and/or restrictions may exist on the subject property which are not shown hereon.

SOUTH CAROLINA CERTIFICATE OF AUTHORIZATION
COX AND DINKINS, INC. No. C00294

PLOT PLAN

[redacted]

LEXINGTON COUNTY, NEAR CHAPIN, S.C.

THE SAME BEING DESIGNATED AS LOT NO. 81 ON REVISED BONDED PLAT OF CYPRESS GLEN, PHASE 1, BY ASSOCIATED E & S, INC., DATED MARCH 5, 2020, REVISED OCTOBER 26, 2020, AND RECORDED IN THE OFFICE OF THE REGISTER OF DEEDS FOR LEXINGTON COUNTY IN BOOK 20905, PAGE 0470.

THIS PLOT PLAN DOES NOT REPRESENT A LAND SURVEY, WAS NOT PREPARED FOR RECORDATION, AND IS NOT SUITABLE FOR DEEDING OF PROPERTY. NO GROUND SURVEY WAS PERFORMED.

FEBRUARY 9, 2021

1" = 20'

0' 10' 20' 40'

COX AND DINKINS
ENGINEERS · SURVEYORS · LANDSCAPE ARCHITECTS
724 BELTLINE BLVD.
COLUMBIA, SC 29205
803.254.0518
COXANDDINKINS.COM

NOTES:
1. No Field Work Done by us at this time.
2. Verify dwelling options and final dimensions with contractor before starting construction.
3. Although we believe setbacks/easements/utilities shown are correct, surveyor has not performed a code or title search of property. User of this plot plan agrees to take sole responsibility for verifying setbacks/easements/utilities/site conditions with all parties prior to construction.
4. This Plot Plan is a conceptual drawing and contents shown hereon are subject to variation upon final construction.

NOTE:
BUILDER IS RESPONSIBLE FOR GRADING LOT AND/OR DESIGNING STEPS, PORCHES, DECKS, ETC. AS NECESSARY TO PREVENT ENCROACHMENT INTO SETBACKS.

BOOK:	CHK: 26	TMS: 001700-04-032 (POR)	SF NO.:	PROJ.: 1N81-CG.dwg	BY:R

DRAWER NO.

ORDER NO. 5326

[redacted]

[redacted] 5/21/2021



ELEVATION A2 BRICK FRONT

81

[redacted]

THE JULIE
1,956 SQUARE FEET

~~SUBDIVISION:~~ ALL

~~DATE:~~ 02/23/21

NOTE: ALL ROOM SIZES ARE APPROXIMATE

[redacted]

81 [redacted]



OPTIONAL COVERED/ PORCH
PATIO
12'-0" X 10'-0"
GREAT ROOM
15'-8" X 15'-3"
LVP
DINING
9'-5" X 13'-10"
LVP
OPTIONAL BOX CEILING
OWNER'S SUITE
14'-0" X 17'-10"
CARPET
KITCHEN
12'-11" X 8'-5"
LVP
LVP
LAUNDRY
CARPET
OWNER'S BATH
LVP
Oak
BEDROOM #2
11'-0" X 11'-0"
CARPET
LVP
HALL #1
BATH #2
LVP
LVP
GARAGE
19'-5" X 21'-5"
ENTRY
LVP
BEDROOM #3
11'-0" X 11'-0"
CARPET
PORCH

[redacted]

SEE OPTION PAGE FOR AVAILABLE OPTIONS

FIRST FLOOR PLAN - A

THE JULIE
1,956 SQUARE FEET

SUBDIVISION: ALL

DATE: 02/23/21

NOTE: ALL ROOM SIZES ARE APPROXIMATE

[redacted]

[redacted]



1 - OPT COVERED/~~SCREENED~~ PATIO


OPT RAISED BAR

2 - OPT RAISED BAR


OPT FIREPLACE

3 - OPT FIREPLACE


OPT FIREPLACE

4 - OPT FIREPLACE W/ CABINETS


TILE SHOWER

5 - OPT TILE SHOWER


SEAT

6 - OPT DELUXE SHOWER


LAUNDRY
VINYL
DBL S/R

7 - OPT LAUNDRY CABINETS


Oak
OPT. BEDROOM #4
12'-0" X 18'-3"
CARPET

OPT. BEDROOM #4 (I.L.O. BONUS)

THE JULIE
1,956 SQUARE FEET

SUBDIVISION: ALL	DATE: 02/23/21

NOTE: ALL ROOM SIZES ARE APPROXIMATE

[redacted]

[redacted]21/2021

Cypress Glen
Standard Features

GreenSmart Home Energy & Automation Features
- R50 Blown Attic Insulation
- Radiant Barrier Roof Sheathing
- Thermal Envelope Air Sealing
- Advanced Framing Techniques
- Tankless Gas Hot Water Heater (per Neighborhood)
- Energy Efficient 14 Seer Gas HVAC
- Programmable Thermostat
- Low VOC Sherwin Williams Paint & Carpet
- High Performance Low E Tilt Out Windows
- LED Bulbs in Light Fixtures
- Moen Water Sense Shower Heads & Sink Faucets
- Energy Star Stainless Appliances (dishwasher, microwave & smooth top range)
- Stylish Insulated Front Door (per plan)
- Insulated Exterior Doors (per plan)
- HERS Energy Testing & Third Party Rating
- Honeywell Home Automation System
- CHiP Certified High Performance Home by the Green Building Council of Greater Columbia
- Audio Docking Station w/ Speakers, Music Port & USB charging ports

Architectural Features
- Crown Moulding in Dining Room (per plan)
- Oak Newel Post (per plan)
- Oak Handrail

Kitchen
- Designer Maple Staggered Height Cabinets with Crown Moulding
- Designer Hardware
- Granite Countertops 3cm
- Energy Star Dishwasher, Microwave and Smooth Top Range (stainless)
- Moen Faucet with Sprayer
- Garbage disposal

Owners Suite
- Maple Comfort Height Vanity
- Granite Vanity Top 3cm
- Moen Single Lever Sink Faucet(s)
- Low Maintenance Fiberglass Garden Tub/ Shower (per plan)
- Clear Shower Glass Door (on separate showers)
- Framed Mirror
- Paper Holder (Mason)

Secondary Baths
- Maple Vanity Cabinets
- Granite Vanity Tops
- Moen Single Lever Sink Faucets
- Pedestal Sink in Half Bath (per plan)
- Framed Mirrors
- Paper Holders (Mason)

Interior Features
- Recessed Lighting (per plan)
- Up to Six (6) Cable and/or Phone Outlets
- Nickel Lighting in main living areas, Locks & Hinges
- Chrome Faucets and bath vanity lights
- Ceiling Fan with Light Kit in Family Room & Owner's Suite
- All Secondary Bedrooms Pre-Wired for Ceiling Fans

Flooring
- Designer LVP in Kitchen, Bathrooms & Laundry Areas
- Designer LVP in all downstairs main living areas
- Carpet on staircase (per plan), second floor Living Spaces/Hallways & all bedrooms(per plan)

Exterior Features
- 30 year Architectural Shingles
- Lifetime roof pipe vents
- Brick, Vinyl or Stone Accents (per elevation)
- Garage Door Opener with Two (2) Remotes
- Decorative Glass inserts in garage door
- Carriage Garage Door(s) with Carriage Hardware
- Low Maintenance Vinyl Siding
- Low Maintenance Aluminum Fascia & Vinyl Soffit
- Flood Light Pre-Wire to Attic Junction Box
- Outdoor Living Space - Patio or Deck (per plan)
- Landscape Package per community
    - Sodded Yard with Automatic Irrigation System up to 20 FT past rear corner of home.
- Sentricon Termite Control by Home Pest
- Carriage Lights

1-2-10 Home Warranty from StrucSure Warranty Group
- 1 Year Warranty on Workmanship
- 2 Year Limited Warranty on Plumbing, Electrical & HVAC
- 10 Year Structural Warranty
- 1 Year Termite Bond

[redacted]